SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2008

CAPLEASE, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1065 Avenue of the Americas, New York, NY		10018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 29, 2008, Caplease Debt Funding, LP, a wholly-owned subsidiary of CapLease, Inc., entered into a credit agreement with Wachovia Bank, National Association. Pursuant to the agreement, Wachovia Bank agreed to make an aggregate of $250 million of term and revolving credit loans available to us. We drew a $210.4 million term loan upon closing of the borrowing facility and may make draws of revolving credit loans from time to time during the agreement term to finance commercial real estate assets that are approved by Wachovia Bank in its discretion.

The credit agreement is for a term of two years with a one-year extension option at our option. We can prepay our borrowings under the facility in whole or in part at any time (subject to a $1 million minimum) without any penalty or premium. We are required to use a portion of our future debt or equity issuances to prepay our borrowings under the facility. The facility is a floating rate LIBOR (London Interbank Offered Rate) based facility and initially bears interest at 30-day LIBOR plus 200 basis points.

Our borrowings are secured by a combination of first mortgage loan investments, intercompany mortgage loans on our owned property investments, commercial mortgage backed security investments (“CMBS”) and a first lien on our ownership interest in the real property located in Johnston, Rhode Island and leased to Factory Mutual Insurance Company. In the event Wachovia determines that the value of our collateral assets has declined, Wachovia may require us to prepay a portion of our borrowings, provided that Wachovia may not reduce the value of any of our collateral other than CMBS securities due to general credit spread or interest rate fluctuations.

Our borrowings are a recourse obligation of Caplease Debt Funding, LP, and CapLease, Inc. and certain of its subsidiaries, including its operating partnership, Caplease, LP, have guaranteed all obligations of Caplease Debt Funding under the facility.

We made various customary representations and warranties and affirmative and negative covenants (including financial covenants of minimum liquidity and minimum consolidated net worth) pursuant to the credit documents in the transaction, and agreed to various customary events of defaults.

In connection with the financing transaction, we and Wachovia also agreed to consolidate our existing lending arrangements into this new facility and, as a result, our repurchase agreement and revolving credit agreement secured by the Factory Mutual Insurance Company, in each case between us as borrower and Wachovia Bank as lender, have been terminated. We repaid $14.6 million of debt we owed to Wachovia Bank upon closing of the new credit facility.

Wachovia Investors, Inc., an affiliate of Wachovia Bank, owns approximately 2.3% of our outstanding common stock. We have obtained long-term mortgage financings of our owned properties from Wachovia Bank, and we may continue to do so in the future. From time to time, we may sell assets to Wachovia Bank or its affiliates on what we believe are fair market terms. We have in the past engaged affiliates of Wachovia Bank to perform investment banking services on our behalf, and we may continue to do so in the future. In addition, we enter into derivative transactions with Wachovia Bank from time to time.

The description of the credit agreement is qualified by reference to the complete agreement that is attached hereto as an exhibit and is incorporated herein by reference. A copy of the press release announcing the above transaction is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description
10.1
Credit Agreement among Caplease Debt Funding, LP, as the borrower, PREFCO II Limited Partnership, as a guarantor, CapLease, Inc., as a guarantor, Caplease, LP, as a guarantor, Caplease Services Corp., as a guarantor, and Wachovia Bank, National Association, as administrative agent and initial lender, dated as of April 29, 2008

99.1	Press Release dated April 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPLEASE, INC.

By:  /s/ Shawn P. Seale

Shawn P. Seale
Senior Vice President, Chief Financial Officer and Treasurer

Date: May 1, 2008